Exhibit (d)(3)(E)

JOHN HANCOCK FUNDS II

AMENDMENT TO SUBADVISORY AGREEMENT

AMENDMENT made as of this 23rd day of September, 2016 to the Subadvisory Agreement dated January 1, 2014, as amended (the “Agreement”), between John Hancock Advisers, LLC, a Delaware limited liability company (the “Adviser”), and John Hancock Asset Management a division of Manulife Asset Management (US) LLC, a Delaware limited liability company (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	CHANGE IN APPENDIX A

Appendix A of the Agreement relating to the compensation of the Subadviser is amended to: (i) add U.S. Strategic Equity Allocation Fund and International Strategic Equity Allocation Fund and (ii) restate the advisory fee schedule for Strategic Equity Allocation Fund.

2.	EFFECTIVE DATE

The Amendment shall become effective as of the date of its execution, following approval of the Amendment by the Board of Trustees of John Hancock Funds II.

3.	DEFINED TERMS

Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

4.	OTHER TERMS OF THE AGREEMENT

Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK ADVISERS, LLC

By:	/s/Leo Zerilli
Name:	Leo Zerilli
Title:	Senior Vice President and Chief Investment Officer

JOHN HANCOCK ASSET MANAGEMENT A DIVISION OF MANULIFE ASSET MANAGEMENT (US) LLC

By:	/s/Diane Landers
Name:	Diane Landers
Title:	President

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